Exhibit 99.1

NEWS RELEASE
FOR RELEASE: IMMEDIATE
GATX CORPORATION REPORTS 2007 FOURTH QUARTER AND FULL-YEAR RESULTS; BOARD OF DIRECTORS AUTHORIZES $200 MILLION SHARE REPURCHASE PROGRAM
•	Income from continuing operations of $3.08 per diluted share in 2007, excluding tax benefits

•	Company expects 2008 income from continuing operations to be in the range of $3.15 — $3.35 per diluted share
          CHICAGO, January 24 - GATX Corporation (NYSE:GMT) today reported 2007 fourth quarter and full-year results. In the 2007 fourth quarter, income from continuing operations was $41.4 million or $.81 per diluted share compared to $28.7 million or $.51 per diluted share in the fourth quarter of 2006. Income from continuing operations for the full-year 2007 was $185.8 million or $3.44 per diluted share, compared to $151.4 million or $2.65 per diluted share in the prior year.
          The 2007 and 2006 GAAP fourth quarter and full-year results were impacted by certain tax benefits. Excluding tax benefits, 2007 fourth quarter income from continuing operations was $31.6 million or $.62 per diluted share compared to $28.7 million or $.51 per diluted share in the fourth quarter of 2006. Excluding tax benefits, income from continuing operations for the full-year 2007 was $165.7 million or $3.08 per diluted share compared to $145.5 million or $2.55 per diluted share in the prior year.
          A summary of 2007 and 2006 fourth quarter and full-year results, detailing the tax benefits and including discontinued operations, is included in this press release on page 14.
          Highlights for the 2007 fourth quarter and year include:
•	Utilization of Rail’s North American fleet closed the year at 97.9%, unchanged from the third quarter 2007, and lease renewal success remained high throughout the year.

•	In the fourth quarter, on a basket of common car types, lease renewal rates increased 12% over expiring rates and the average renewal term was 69 months.

•	European rail operations continued to improve in 2007. Fleet utilization on the wholly-owned European fleet was 97.2% at year end versus 95.5% at the end of 2006.

•	American Steamship Company (ASC) experienced strong demand throughout the year, but poor weather and lower water levels hurt operating results.

•	Specialty reported another strong year, as marine joint ventures continued to experience near-record charter rates.

•	Remarketing income at GATX reached record levels, indicative of very strong asset values throughout 2007. Rail’s significant remarketing income also reflects the Company’s proactive fleet optimization strategy.

•	Investment volume totaled $641 million in 2007, with volume in the fourth quarter the strongest experienced during the year at $216 million.
          “GATX achieved excellent financial results in 2007,” said Brian A. Kenney, president and chief executive officer. “Excluding tax benefits, income from continuing operations increased 14% from 2006, return on equity was 14%, we grew assets across our businesses in a competitive market, and we positioned the Company to capitalize on the rail market downturn.
          “In Rail, lease income increased as we renewed leases at higher-than-expiring rates, we acquired 6,000 cars for the North American fleet, we expanded our locomotive fleet, and we continued to invest in our market-leading railcar platform in Europe.
          “In Specialty, our marine joint ventures achieved excellent results as charter rates remained near historical highs. We also capitalized on attractive asset prices through sales of certain owned and affiliate-owned assets, which produced record remarketing income in 2007.
          “In addition to producing excellent financial performance in 2007, we spent the last few years preparing the Company to take advantage of the inevitable down cycle in our core rail market. For instance, we sold a volatile and underperforming Air business, we sold targeted rail assets into a strong market, we dramatically extended lease renewal terms at attractive rates and we diversified further into the improving European rail market – all while substantially improving our balance sheet and cost of funds. On the investment side, we have executed a disciplined strategy. For instance, we used our Committed Purchase Program to acquire and place railcars at an attractive and advantaged cost relative to competitors. We also refrained from placing large, speculative new car orders, choosing instead to preserve our purchasing power for opportunities where railcar acquisition costs are more attractive for GATX. Our recent new car order is an early indication that railcar acquisition costs have started to move in GATX’s favor.”
          Mr. Kenney continued, “As a result of these steps, we are looking forward to 2008 – despite the prospect of a deteriorating economy. In Rail, our success in extending average lease terms has dramatically reduced the number of expiring leases in 2008 compared to previous years, lowering our near-term exposure to the weaker rail market. We expect Rail’s 2008 segment profit to decline marginally versus 2007. Higher maintenance costs and intentionally lower remarketing income are expected to be partially offset by strong performance in Europe. Importantly, we are more optimistic about our ability to add railcar assets to our portfolio at attractive prices, building substantial long-term value for our shareholders.
          “In Specialty, we are also expecting 2008 segment profit to decline marginally versus 2007, as reduced scheduled remarketing events will cause remarketing income to be lower than the record levels in 2007. However, the overall operating environment for our marine joint ventures, Rolls-Royce engine leasing joint venture and our industrial equipment investment activity is expected to remain positive. At ASC, 2008 segment profit is expected to increase versus 2007, based on the assumption that shipping contracts continue renewing at increasingly higher rates and operating conditions improve.
          “Our Board of Directors has authorized a $200 million share repurchase program. This authorization enables GATX to capitalize on an attractive valuation opportunity in our stock while also providing the continued flexibility to invest in rail, marine, and industrial equipment assets.
          “Although we anticipate a modest decline in consolidated segment profit in 2008, EPS is expected to be in the range of $3.15 — $3.35 per diluted share, reflecting the positive impact of GATX’s share repurchase activity as well as the strength of our underlying asset base and the diversity of our operating activities.”
          Mr. Kenney concluded, “Obviously, despite the steps taken over the last few years to reduce volatility, GATX’s results are not immune to a sustained economic downturn. Our 2008 earnings outlook assumes a broadly weakening rail market. However, a more severe economic environment or more aggressive competitor behavior would have a negative impact on our Rail fleet utilization and 2008 results. Additionally, even with 110 years of operating history, predicting how long a rail downturn will last is an inexact science. Clearly, a longer decline has a more material impact on results. Regardless, the Company is well positioned to weather market uncertainty and is uniquely positioned to capitalize on resulting investment opportunities.”
RAIL
          Rail reported segment profit of $63.5 million in the fourth quarter of 2007, comparable with the fourth quarter of 2006. Rail reported segment profit of $267.3 million for the full-year 2007, compared to $247.9 million in 2006. Segment profit increased year over year primarily due to an increased number of cars on lease, higher average lease rates, improved contributions from European operations, and increased remarketing income.

          At December 31, 2007, Rail’s North American fleet totaled approximately 112,000 cars and fleet utilization was 97.9%, flat with the third quarter 2007 and down from 98.5% at year end 2006. The North American active fleet increased by nearly 1,300 cars over year end 2006.
          Maintenance expense rose considerably in the fourth quarter and full-year 2007, reflecting a larger active fleet, an acceleration in the volume and cost of repairs completed by railroads, and increased compliance work.
          During the fourth quarter, lease renewal pricing on a basket of Rail’s most common car types increased 12% over expiring lease rates, compared to a 17% increase in the prior quarter. Rail extended the average term on basket renewals during the fourth quarter to 69 months, compared to 70 months in the fourth quarter of 2006. For the full-year 2007, lease renewal rates increased 16% over expiring rates with an average renewal term of 72 months. This compares with an average renewal rate increase of 14% and average renewal term of 68 months in 2006.
          Investment volume in the fourth quarter totaled approximately $175 million in 2007 versus approximately $217 million in the fourth quarter 2006. Full-year investment volume totaled $494 million in 2007 compared to $534 million in 2006. Rail acquired approximately 6,000 cars for its North American fleet during 2007, comprised of 3,200 new and 2,800 used railcars, and sold or scrapped over 4,000 cars. Many of the new railcars were acquired at advantaged prices through our Committed Purchase Program, which was completed at the end of 2007. Additionally, Rail’s success in acquiring used railcars and locomotives is a result of a proactive initiative to target certain used asset types. Rail also identified additional attractive investment opportunities in Europe, investing more than $90 million in this important market.
          In macroeconomic data related to Rail’s business, North American manufacturing capacity utilization, as reported by the Federal Reserve, was 81.4% in December 2007, down from 81.6% at the end of 2006. Carloadings on the U.S. rails, excluding intermodal, as reported by the Association of American Railroads, decreased 2.5% over 2006, primarily due to lower demand for building products related to housing. Chemical shipments increased 3.3% in 2007 versus 2006.
SPECIALTY
          Specialty reported segment profit of $19.1 million in the fourth quarter of 2007, compared to $13.1 million in the prior year period. For the full-year 2007, Specialty reported segment profit of $117.5 million, compared to $98.9 million in 2006. The 2007 and 2006 year-to-date results reflect very strong remarketing activity. Vessel utilization in Specialty’s marine investments remained high in 2007, as demand strengthened and charter rates increased.

          Specialty invested $141 million in 2007, primarily in industrial and marine equipment. The Specialty portfolio currently consists of approximately $521 million of owned assets (including on and off balance sheet assets) and third-party managed portfolios totaling approximately $378 million.
AMERICAN STEAMSHIP COMPANY
          American Steamship Company (ASC) reported segment profit of $1.8 million in the fourth quarter 2007, compared to $8.2 million in the fourth quarter 2006. Full-year 2007 segment profit was $20.7 million, compared to $32.0 million in 2006. Inclement weather, particularly during the fourth quarter, led to significantly increased vessel delays and fewer operating days on the Great Lakes in 2007 compared to 2006. In addition, 2007 results include winter maintenance expense on the six vessels acquired in June 2006. These costs were excluded from ASC’s operations in 2006 due to the timing of the acquisition.
DISCONTINUED OPERATIONS
          In the third quarter of 2006, GATX signed an agreement to sell the majority of its aircraft leasing business to Macquarie Aircraft Leasing Limited (MALL). As a result, the aircraft leasing segment is reported as discontinued operations and prior periods have been restated to conform to the current presentation. The sale of the wholly-owned aircraft was completed on November 30, 2006 and the sale of the interests in joint venture aircraft was completed on January 17, 2007.
          In addition to the sale to MALL, GATX sold 27 aircraft to AerCap in the latter half of 2006, and in July 2006 completed the sale of GATX’s share of the Pembroke joint venture to Pembroke management.
COMPANY DESCRIPTION
          GATX Corporation (NYSE:GMT) provides lease financing and related services to customers operating rail, marine and other targeted assets. GATX is a leader in leasing transportation assets and controls one of the largest railcar fleets in the world. Applying over a century of operating experience and strong market and asset expertise, GATX provides quality assets and services to customers worldwide. GATX has been headquartered in Chicago, Illinois since its founding in 1898 and has traded on the New York Stock Exchange since 1916. For more information, visit the Company’s website at www.gatx.com.

TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss 2007 results. Teleconference details are as follows:
Thursday, January 24th
11:00 A.M. Eastern Time
Domestic Dial-In:      1-888-297-0339
International Dial-In:   1-719-325-2125
Replay: 1-888-203-1112 / Access Code: 3435445
Call-in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.
FORWARD-LOOKING STATEMENTS
This release contains statements that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. Some of these statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” or other words and terms of similar meaning. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in GATX’s Annual Report on Form 10-K and other filings with the SEC, and that actual results or developments may differ materially from those in the forward-looking statements. Specific factors that might cause actual results to differ from expectations include, but are not limited to, general economic, market, regulatory and political conditions in the rail, marine, industrial and other industries served by GATX and its customers; lease rates, utilization levels and operating costs in GATX’s primary asset segments; conditions in the capital markets; changes in GATX’s credit ratings; regulatory rulings that may impact the economic value and operating costs of assets; competitive factors in GATX’s primary markets including lease pricing and asset availability; changes in loss provision levels within GATX’s portfolio; impaired asset charges that may result from changing market conditions or implementation of portfolio management initiatives by GATX; the outcome of pending or threatened litigation; and other factors. Given these risks and uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof. GATX has based these forward-looking statements on information currently available and disclaims any intention or obligation to update or revise any forward-looking statement to reflect subsequent events or circumstances.
FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Rhonda S. Johnson
312-621-6262
rhonda.johnson@gatx.com
Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.
(01/24/08)
—Tabular Follows—

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Millions, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
Gross Income
Lease income	$231.8	$214.0	$895.2	$826.2
Marine operating revenue	72.0	66.4	228.7	205.6
Interest income on loans	0.6	0.5	3.9	3.6
Asset remarketing income	5.1	6.0	61.4	47.6
Fees	0.7	0.7	2.4	4.9
Other	16.5	17.5	61.2	65.1

Revenues	326.7	305.1	1,252.8	1,153.0
Share of affiliates’ earnings	17.2	12.9	93.2	76.1

Total Gross Income	343.9	318.0	1,346.0	1,229.1

Ownership Costs
Depreciation	51.9	44.4	191.4	163.3
Interest expense, net	34.6	34.5	127.9	129.2
Operating lease expense	38.8	39.4	155.8	166.6

Total Ownership Costs	125.3	118.3	475.1	459.1

Other Costs and Expenses
Maintenance expense	63.5	56.7	236.1	214.1
Marine operating expense	59.0	49.2	172.7	147.5
Selling, general and administrative	39.3	38.4	158.7	146.7
Asset impairment charges	—	1.7	2.3	5.5
Other	11.1	7.3	42.5	28.7

Total Other Costs and Expenses	172.9	153.3	612.3	542.5

Income from Continuing Operations before Income Taxes	45.7	46.4	258.6	227.5
Income Tax Provision	4.3	17.7	72.8	76.1

Income from Continuing Operations	41.4	28.7	185.8	151.4
(Loss) Income from Discontinued Operations, net of taxes	(0.6)	7.4	17.9	(38.8)

Net Income	$40.8	$36.1	$203.7	$112.6

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Millions, Except Per Share Data)
(Continued)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
Per Share Data
Basic:
Income from continuing operations	$0.87	$0.55	$3.73	$2.97
(Loss) income from discontinued operations	(0.01)	0.15	0.36	(0.76)

Total	$0.86	$0.70	$4.09	$2.21

Average number of common shares (in thousands)	47,718	51,420	49,859	51,001

Diluted:
Income from continuing operations	$0.81	$0.51	$3.44	$2.65
(Loss) income from discontinued operations	(0.02)	0.12	0.32	(0.63)

Total	$0.79	$0.63	$3.76	$2.02

Average number of common shares and common share equivalents (in thousands)	52,562	62,091	55,361	62,101

Dividends declared per common share	$0.24	$0.21	$0.96	$0.84

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	December 31
	2007	2006
Assets

Cash and Cash Equivalents	$104.4	$196.2
Restricted Cash	44.7	48.0

Receivables
Rent and other receivables	91.1	102.5
Finance leases	334.6	402.6
Loans	8.8	36.0
Less: allowance for possible losses	(11.0)	(9.6)

	423.5	531.5

Operating Lease Assets, Facilities and Other
Rail	4,908.5	4,352.4
Specialty	209.7	113.6
ASC	365.6	361.2
Less: allowance for depreciation	(1,974.4)	(1,798.0)

	3,509.4	3,029.2

Investments in Affiliated Companies	317.8	291.9
Goodwill	104.4	92.8
Other Assets	221.4	225.2
Assets of Discontinued Operations	—	232.2

Total Assets	$4,725.6	$4,647.0

Liabilities and Shareholders’ Equity

Accounts Payable and Accrued Expenses	$119.6	$158.9

Debt
Commercial paper and bank credit facilities	247.3	22.4
Recourse	2,039.9	2,138.1
Nonrecourse	—	2.7
Capital lease obligations	72.5	51.5

	2,359.7	2,214.7

Deferred Income Taxes	722.8	757.4
Other Liabilities	374.0	348.3

Total Liabilities	3,576.1	3,479.3
Shareholders’ Equity	1,149.5	1,167.7

Total Liabilities and Shareholders’ Equity	$4,725.6	$4,647.0

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended December 31, 2007
(In Millions)

					GATX
	Rail	Specialty	ASC	Other	Consolidated
Gross Income
Lease income	$216.7	$14.1	$1.0	$—	$231.8
Marine operating revenue	—	—	72.0	—	72.0
Interest income on loans	—	0.6	—	—	0.6
Asset remarketing income	3.5	1.6	—	—	5.1
Fees	0.3	0.4	—	—	0.7
Other	15.8	0.5	—	0.2	16.5

Revenues	236.3	17.2	73.0	0.2	326.7
Share of affiliates’ earnings	3.8	13.4	—	—	17.2

Total Gross Income	240.1	30.6	73.0	0.2	343.9

Ownership Costs
Depreciation	43.9	3.7	4.3	—	51.9
Interest expense, net	29.5	4.0	2.4	(1.3)	34.6
Operating lease expense	38.3	0.6	—	(0.1)	38.8

Total Ownership Costs	111.7	8.3	6.7	(1.4)	125.3

Other Costs and Expenses
Maintenance expense	58.0	—	5.5	—	63.5
Marine operating expense	—	—	59.0	—	59.0
Asset impairment charges	—	—	—	—	—
Other	6.9	3.2	—	1.0	11.1

Total Other Costs and Expenses	64.9	3.2	64.5	1.0	133.6

Segment Profit	$63.5	$19.1	$1.8	$0.6	85.0

Selling, general and administrative					39.3

Income from Continuing Operations before Income Taxes					45.7
Income Tax Provision					4.3

Income from Continuing Operations					$41.4

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended December 31, 2006
(In Millions)

					GATX
	Rail	Specialty	ASC	Other	Consolidated
Gross Income
Lease income	$201.0	$12.0	$1.0	$—	$214.0
Marine operating revenue	—	—	66.4	—	66.4
Interest income on loans	—	0.5	—	—	0.5
Asset remarketing income	3.9	2.1	—	—	6.0
Fees	0.3	0.4	—	—	0.7
Other	15.7	1.4	—	0.4	17.5

Revenues	220.9	16.4	67.4	0.4	305.1
Share of affiliates’ earnings	5.2	7.7	—	—	12.9

Total Gross Income	226.1	24.1	67.4	0.4	318.0

Ownership Costs
Depreciation	38.7	2.1	3.6	—	44.4
Interest expense, net	27.5	4.0	2.6	0.4	34.5
Operating lease expense	38.5	1.0	—	(0.1)	39.4

Total Ownership Costs	104.7	7.1	6.2	0.3	118.3

Other Costs and Expenses
Maintenance expense	52.8	0.1	3.8	—	56.7
Marine operating expense	—	—	49.2	—	49.2
Asset impairment charges	0.2	1.5	—	—	1.7
Other	4.9	2.3	—	0.1	7.3

Total Other Costs and Expenses	57.9	3.9	53.0	0.1	114.9

Segment Profit	$63.5	$13.1	$8.2	$—	84.8

Selling, general and administrative					38.4

Income from Continuing Operations before Income Taxes					46.4
Income Tax Provision					17.7

Income from Continuing Operations					$28.7

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Twelve Months Ended December 31, 2007
(In Millions)

					GATX
	Rail	Specialty	ASC	Other	Consolidated
Gross Income
Lease income	$839.5	$51.5	$4.2	$—	$895.2
Marine operating revenue	—	—	228.7	—	228.7
Interest income on loans	—	3.9	—	—	3.9
Asset remarketing income	32.2	29.2	—	—	61.4
Fees	1.2	1.2	—	—	2.4
Other	58.5	1.9	0.1	0.7	61.2

Revenues	931.4	87.7	233.0	0.7	1,252.8
Share of affiliates’ earnings	18.8	74.4	—	—	93.2

Total Gross Income	950.2	162.1	233.0	0.7	1,346.0

Ownership Costs
Depreciation	165.8	13.0	12.6	—	191.4
Interest expense, net	114.0	15.8	9.9	(11.8)	127.9
Operating lease expense	153.4	2.7	—	(0.3)	155.8

Total Ownership Costs	433.2	31.5	22.5	(12.1)	475.1

Other Costs and Expenses
Maintenance expense	218.4	0.3	17.4	—	236.1
Marine operating expense	—	—	172.7	—	172.7
Asset impairment charges	—	2.3	—	—	2.3
Other	31.3	10.5	(0.3)	1.0	42.5

Total Other Costs and Expenses	249.7	13.1	189.8	1.0	453.6

Segment Profit	$267.3	$117.5	$20.7	$11.8	417.3

Selling, general and administrative					158.7

Income from Continuing Operations before Income Taxes					258.6
Income Tax Provision					72.8

Income from Continuing Operations					$185.8

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Twelve Months Ended December 31, 2006
(In Millions)

					GATX
	Rail	Specialty	ASC	Other	Consolidated
Gross Income
Lease income	$780.0	$42.0	$4.2	$—	$826.2
Marine operating revenue	—	—	205.6	—	205.6
Interest income on loans	—	3.6	—	—	3.6
Asset remarketing income	19.7	27.9	—	—	47.6
Fees	1.6	3.3	—	—	4.9
Other	59.0	5.5	—	0.6	65.1

Revenues	860.3	82.3	209.8	0.6	1,153.0
Share of affiliates’ earnings	22.7	53.4	—	—	76.1

Total Gross Income	883.0	135.7	209.8	0.6	1,229.1

Ownership Costs
Depreciation	146.1	7.0	10.2	—	163.3
Interest expense, net	98.6	16.9	8.1	5.6	129.2
Operating lease expense	163.0	3.9	—	(0.3)	166.6

Total Ownership Costs	407.7	27.8	18.3	5.3	459.1

Other Costs and Expenses
Maintenance expense	201.7	0.1	12.3	—	214.1
Marine operating expense	—	—	147.5	—	147.5
Asset impairment charges	1.1	4.4	—	—	5.5
Other	24.6	4.5	(0.3)	(0.1)	28.7

Total Other Costs and Expenses	227.4	9.0	159.5	(0.1)	395.8

Segment Profit (Loss)	$247.9	$98.9	$32.0	$(4.6)	374.2

Selling, general and administrative					146.7

Income from Continuing Operations before Income Taxes					227.5
Income Tax Provision					76.1

Income from Continuing Operations					$151.4

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
RECONCILIATION OF NET INCOME, INCLUDING DISCONTINUED OPERATIONS

		(In Millions)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
Income from Continuing Operations	$41.4	$28.7	$185.8	$151.4
(Loss) Income from Discontinued Operations, net of taxes	(0.6)	7.4	17.9	(38.8)

Net Income	$40.8	$36.1	$203.7	$112.6

		(Per Diluted Share)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
Income from Continuing Operations	$0.81	$0.51	$3.44	$2.65
(Loss) Income from Discontinued Operations	(0.02)	0.12	0.32	(0.63)

Total	$0.79	$0.63	$3.76	$2.02

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This press release presents income from continuing operations and earnings per diluted share excluding certain deferred income tax benefits. Such presentation is not in accordance with Generally Accepted Accounting Principles (GAAP). The following tables present a summary of GATX’s net income and earnings per share on a GAAP basis and a reconciliation to the non-GAAP presentation disclosed in this press release. Management believes that reporting income and diluted earnings per share, excluding these tax benefits, provides meaningful information with respect to income from continuing operations.

		(In Millions)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
Income from Continuing Operations (GAAP)	$41.4	$28.7	$185.8	$151.4
Deferred Tax Adjustments (a)	(9.8)	—	(20.1)	(5.9)

Income as Adjusted (Non-GAAP)	$31.6	$28.7	$165.7	$145.5

		(Per Diluted Share)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
Income from Continuing Operations (GAAP)	$0.81	$0.51	$3.44	$2.65
Deferred Tax Adjustments (a)	(0.19)	—	(0.36)	(0.10)

Income as Adjusted (Non-GAAP)	$0.62	$0.51	$3.08	$2.55

(a)	Adjustments to deferred income taxes resulting from reductions in foreign statutory rates. In 2007, rate reductions were enacted in Germany, Canada, and the U.K. and in 2006, a rate reduction was enacted in Canada.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In Millions, Except Railcar Data)

	12/31/2007	12/31/2006
Assets by Segment:
Rail	$4,907.8	$4,602.9
Specialty	497.9	499.5
ASC	291.8	302.4
Other	114.9	86.8

Total Assets of Continuing Operations, Excluding Cash (a)	5,812.4	5,491.6
Discontinued Operations	—	232.2

Total Assets, Excluding Cash (a)	$5,812.4	$5,723.8

Investment Volume from Continuing Operations	640.8	763.1
Non-performing Investments	20.1	21.6

Capital Structure
Commercial Paper and Bank Credit Facilities, Net of Unrestricted Cash	142.9	(173.8)
Debt:
On Balance Sheet
Recourse	2,039.9	2,138.1
Nonrecourse	—	2.7

Off Balance Sheet
Recourse	906.0	977.1
Nonrecourse	329.9	343.9

Capital Lease Obligations	72.5	51.5

Total Borrowings, Net of Unrestricted Cash	$3,491.2	$3,339.5
Total Recourse Debt (b)	3,161.3	2,992.9
Shareholders’ Equity	1,149.5	1,167.7

Recourse Leverage	2.7	2.6

Asset Remarketing Income from Continuing Operations
Disposition Gains on Owned Assets	54.8	18.1
Residual Sharing Income	6.6	29.5

Total Asset Remarketing Income	61.4	47.6

North American Railcar Data
Fleet Utilization (End of period)	97.9%	98.5%

Beginning of Period Fleet Size	110,478	108,151
Additions	6,019	6,302
Scrapped/Sold	(4,052)	(3,975)

Ending Fleet Size	112,445	110,478

(a)	Includes Off Balance Sheet Assets

(b)	Total Recourse Debt = On Balance Sheet Recourse + Off Balance Sheet Recourse + Capital Lease Obligations + Commercial Paper and Bank Credit Facilities, Net of Unrestricted Cash